Exhibit 99.1

Web.com Launches Re-pricing of its Senior Credit Facility

JACKSONVILLE, FL – October 23, 2012 – Web.com Group, Inc. (Nasdaq: WWWW) (the “Company”), a leading provider of internet services and online marketing solutions for small businesses, today announced that it plans to re-price its First Lien Credit Facility. A lender conference with the Company, together with J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., SunTrust Robinson Humphrey, Inc., Goldman Sachs Lending Partners, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners, is scheduled for Friday, October 26, 2012 at 11 a.m. ET.

The Company will seek improved terms on the First Lien Credit Facility and its Revolving Credit Facility, and will also seek a $10 million increase in its Revolving Credit Facility to $60 million.

The Company entered into the original First Lien Credit Facility on October 27, 2011 in connection with the acquisition of Network Solutions LLC, which provided for a six-year, $600 million First Lien Term Loan and a five-year, Revolving Credit Facility of $50 million. The Company also entered into a seven-year, Second Lien Term Loan of $150 million as part of the same acquisition. The Second Lien Term Loan has approximately $120 million outstanding as of September 30, 2012, and the Company is not seeking to re-price this loan at this time.

About Web.com

Web.com Group, Inc. (Nasdaq: WWWW) is a leading provider of online marketing for small businesses. Web.com meets the needs of small businesses anywhere along their lifecycle by offering a full range of online services and support, including domain name registration services, website design, logo design, search engine optimization, search engine marketing and local sales leads, email marketing, general contractor leads, franchise and homeowner association websites, shopping cart software, eCommerce website design and call center services. For more information on the company, please visit http://www.web.com.

Forward-Looking Statements

This press release includes certain "forward-looking statements" including, without limitation, statements regarding the Company’s ability to obtain better terms for the first lien term loan and the expansion of the senior secured revolving credit facility are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this presentation that are not historical facts.  These statements are sometimes identified by words such as “will” or words of similar meaning. As a result of the ultimate outcome of such risks and uncertainties, Web.com’s actual results could differ materially from those anticipated in these forward-looking statements.  These statements are based on Web.com’s current beliefs or expectations.  Other risk factors are set forth under the caption, "Risk Factors," in Web.com’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, as filed with the Securities and Exchange Commission, which is available on a website maintained by the Securities and Exchange Commission at www.sec.gov.  Web.com expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein as a result of new information, future events or otherwise.

Note to Editors: Web.com is a registered trademark of Web.com Group, Inc.

Contact:

Susan Datz Edelman

Web.com (Nasdaq: WWWW)

Director, Investor Relations and Corporate Communications

(904) 680-6909

sedelman@web.com

ICR for Web.com

Brian Denyeau

646-277-1251

Brian.denyeau@icrinc.com